EXHIBIT 16

LETTER FROM ARTHUR ANDERSEN LLP TO THE SECURITIES AND EXCHANGE
COMMISSION DATED JUNE 12, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 12, 2002

Dear Sir/Madam:

We have read paragraphs (a) through (d) of Item 4 on Form 8-K dated May 23, 2002, as amended on June 12, 2002, of NTS-Properties VI to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP